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EX-5.1 OPINION REGARDING LEGALITY

                                 BRAUN & COMPANY
                            BARRISTERS AND SOLICITORS


Thomas A. Braun, B.A., LL.B., LL.M.*






August 11, 2005


Armor Electric, Inc.
201 Lomas Santa Fe, Suite 420
Solana Beach   CA   92075

Ladies and Gentlemen:


      We have examined the Registration Statement on Form SB-2 to be filed by Armor Electric, Inc., a Florida corporation (the "Company"), with the Securities and Exchange Commission on or about August 11, 2005 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 10,900,000 shares of the Company's Common Stock, $0.001 par value (the "Shares"). As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.


      It is our opinion that the Shares, when sold in the manner described in the Registration Statement and the related Prospectus, will be legally issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.


Yours very truly,


/s/ Thomas A. Braun

Thomas A. Braun




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*Also of the California Bar